FOR IMMEDIATE RELEASE	NEWS
May 16, 2022	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports First Quarter 2022 Financial and Operating Results

First Quarter 2022 Highlights

•Net income of $0.3 million ($0.03 income per basic and diluted share) an improvement of $6.0 million when compared to the fourth quarter of 2021 and an increase of $0.7 million when compared to the first quarter of 2021.
•Rental revenue of $17.1 million, an increase of 4% when compared to the fourth quarter of 2021 and 12% when compared to the first quarter of 2021.
•Adjusted EBITDA of $6.8 million an increase of 191% when compared to the fourth quarter of 2021 and an increase of 5% when compared to the first quarter of 2021. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•Increased unit-based and horsepower utilization to 63% and 73%, respectively, as of March 31, 2022 from 62% and 71%, respectively, as of December 31, 2021.

MIDLAND, Texas May 16, 2022 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three months ended March 31, 2022.

"The first quarter of 2022 was the fifth consecutive quarter of rental revenue growth. While we are still facing inflationary pressures and supply chain challenges, we were pleased to see our costs decline from the fourth quarter” said Stephen C. Taylor, Chairman, President and Chief Executive Officer. “Compression rental revenue grew 4% sequentially and 12% on an annual basis, driven by both an increase in rental horsepower as well as modest pricing improvement. As mentioned last quarter, we have instituted broad price increases with the majority of our customers and those revenue increases will be reflected in our second quarter financials.”

“While producers remain conservative in capital commitments for purchased compression equipment, we continue to see steady demand for our large horsepower rental fleet,” Taylor noted. “We expect that trend to continue throughout the year, resulting in a revised capital expenditure budget of approximately $30-$35 million for fiscal year 2022.”

“We are optimistic about our opportunities in 2022,” Taylor concluded. “and we continue to believe our strong balance sheet provides meaningful flexibility to create durable value for our shareholders."

Revenue: Total revenue for the three months ended March 31, 2022 increased to $20.3 million from $18.4 million for the three months ended March 31, 2021. This increase was due to an increase in rental and sales revenues. Rental revenue increased 11.7% to $17.1 million in the first quarter of 2022 from $15.3 million in the first quarter of 2021 due to the increased deployment of rental units, primarily higher horsepower packages. As of March 31, 2022 we had 1,276 rented units (306,834 horsepower) compared to 1,265 rented units (287,914 horsepower) as of March 31, 2021. Sequentially, total revenue increased 12.8% to $20.3 million in the first quarter of 2022 compared to $18.0 million in the fourth quarter of 2021 primarily due to a $1.8 million increase in sales revenues as well as a $0.7 million increase in rental revenues during the three months ended March 31, 2022.

Gross Margins: Total gross margins increased to $2.7 million for the three months ended March 31, 2022 compared to $2.4 million for the same period in 2021. Total adjusted gross margin, exclusive of depreciation, for the three months ended March 31, 2022, increased to $8.9 million from $8.6 million for the same period ended March 31, 2021. This increase was primarily attributable to increased compressor sales and associated gross margins during the current quarter. Sequentially, total gross margin increased to $2.7 million for the three months ended March 31, 2022 compared to a negative $(1.9) million for the three months ended December 31, 2021. Excluding depreciation, total adjusted gross margin increased to $8.9 million during the first quarter of 2022 compared to $4.3 million during the fourth quarter of 2021. This sequential increase was primarily due to higher rental margins this quarter driven by a significant reduction in costs associated with rental mobilization, commissioning, start-up and maintenance. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating Income (Loss): Operating income for the three months ended March 31, 2022 was $382,000 compared to an operating loss of $(369,000) for the three months ended March 31, 2021. Operating income increased due to higher compressor sales margins. Similarly, operating income increased due to greater revenue and rental margins in the first quarter of 2022 to $382,000 from an $8.2 million loss during the fourth quarter of 2021.

Net Income (Loss): Net income for the three months ended March 31, 2022 was $337,000 ($0.03 per basic and diluted shares) compared to net loss of $394,000 ($(0.03) per basic and diluted shares) for the three months ended March 31, 2021. The increase in net income during the first quarter of 2022 was mainly due to increased sales margins partially offset by a decrease in rental margins. Sequentially, net income during the first quarter of 2022 of $337,000 ($0.03 per basic and diluted shares) compares to net loss of $5.6 million ($0.42 per basic and diluted shares) during the fourth quarter of 2021. This sequential improvement was primarily due to (i) a $3.1 million charge incurred in the fourth quarter of 2021 related to fleet retirements, (ii) a $3.0 million increase in rental gross margins and (iii) a $1.7 million increase in sales gross margins. These increases were partially offset by a $2.2 million reduction in income tax benefit.

Adjusted EBITDA: Adjusted EBITDA increased to $6.8 million for the three months ended March 31, 2022 from $6.5 million for the same period in 2021. This increase was primarily attributable to higher sales margins. Sequentially, adjusted EBITDA increased to $6.8 million for the three months ended March 31, 2022 from $2.3 million in the previous quarter. This increase was primarily attributable to higher rental and sales margins.

Cash flows: At March 31, 2022, cash and cash equivalents were approximately $16.4 million, while working capital was $40.2 million with no outstanding debt. For the three months of 2022, cash flows from operating activities was $5.0 million, while cash flows used in investing activities was $8.2 million. Cash flows used in investing activities included $8.2 million in capital expenditures, of which $8.1 million was dedicated to rental capital expenditures. In addition, the Company used $2.9 million in cash to repurchase 246,488 shares of common stock on the open market.

Selected data: The tables below show, for the three months ended March 31, 2022 and 2021, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended March 31,
	2022		2021
	(in thousands)
Rental	$17,129	84%	$15,341	83%
Sales	2,893	14%	2,711	15%
Service & Maintenance	314	2%	345	2%
Total	$20,336		$18,397

	Gross Margin
	Three months ended March 31,
	2022		2021
	(in thousands)
Rental	$1,761	10%	$2,123	14%
Sales	836	29%	23	1%
Service & Maintenance	126	40%	288	83%
Total	$2,723	13%	$2,434	13%

	Adjusted Gross Margin (1)
	Three months ended March 31,
	2022		2021
	(in thousands)
Rental	$7,899	46%	$8,185	53%
Sales	905	31%	95	4%
Service & Maintenance	141	45%	297	86%
Total	$8,945	44%	$8,577	47%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended March 31,
	2022	2021
	(in thousands)
Total revenue	20,336	$18,397
Costs of revenue, exclusive of depreciation	(11,391)	(9,820)
Depreciation allocable to costs of revenue	(6,222)	(6,143)
Gross margin	2,723	2,434
Depreciation allocable to costs of revenue	6,222	6,143
Adjusted Gross Margin	$8,945	$8,577

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended March 31,
	2022	2021
	(in thousands)
Net (loss) income	$337	$(394)
Interest expense	24	1
Income tax benefit	(11)	125
Depreciation and amortization	6,061	6,297
Non-cash stock compensation expense	420	474
Adjusted EBITDA	$6,831	$6,503

Conference Call Details:

Teleconference: Tuesday, May 17, 2022 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and three months ended March 31, 2022.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and combustion systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: the potential impacts of the COVID-19 pandemic on the Company’s business; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended March 31, 2022, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$16,426	$22,942
Trade accounts receivable, net of allowance for doubtful accounts of $1,126 and $1,129, respectively	12,882	10,389
Inventory	17,331	19,329
Federal income tax receivable (Note 4)	11,538	11,538
Prepaid income taxes	54	51
Prepaid expenses and other	613	854
Total current assets	58,844	65,103
Long-term inventory, net of allowance for obsolescence of $37 and $64, respectively	1,495	1,582
Rental equipment, net of accumulated depreciation of $178,038 and $172,563, respectively	209,587	206,985
Property and equipment, net of accumulated depreciation of $16,305 and $15,784, respectively	20,407	20,828
Right of use assets - operating leases, net of accumulated amortization of $602 and $555, respectively	329	285
Intangibles, net of accumulated amortization of $2,165 and $2,134, respectively	994	1,025
Other assets	2,610	2,698
Total assets	$294,266	$298,506
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,604	$4,795
Accrued liabilities	12,945	14,103
Line of credit	—	—
Current operating leases	120	68
Deferred income	—	1,312
Total current liabilities	18,669	20,278
Deferred income tax liability	39,278	39,288
Long-term operating leases	210	217
Other long-term liabilities	2,726	2,813
Total liabilities	60,883	62,596
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,473 and 13,394 shares issued, respectively	135	134
Additional paid-in capital	114,080	114,017
Retained earnings	130,440	130,103
Treasury Shares, at cost, 1,022 and 775 shares, respectively	(11,272)	(8,344)
Total stockholders' equity	233,383	235,910
Total liabilities and stockholders' equity	$294,266	$298,506

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2022	2021
Revenue:
Rental income	$17,129	$15,341
Sales	2,893	2,711
Service and maintenance income	314	345
Total revenue	20,336	18,397
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	9,230	7,156
Cost of sales, exclusive of depreciation stated separately below	1,988	2,616
Cost of service and maintenance, exclusive of depreciation stated separately below	173	48
Selling, general and administrative expenses	2,502	2,649
Depreciation and amortization	6,061	6,297
Total operating costs and expenses	19,954	18,766
Operating income (loss)	382	(369)
Other income (expense):
Interest expense	(24)	(1)
Other income (expense), net	(32)	101
Total other income (expense), net	(56)	100
Income (loss) before provision for income taxes	326	(269)
Income tax benefit	11	(125)
Net loss	$337	$(394)
Loss per share:
Basic	$0.03	$(0.03)
Diluted	$0.03	$(0.03)
Weighted average shares outstanding:
Basic	12,537	13,263
Diluted	12,698	13,263

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended
	March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$337	$(394)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,061	6,297
Amortization of debt issuance costs	12	—
Deferred income tax (benefit) expense	(11)	123
Stock-based compensation	423	474
Bad debt allowance	—	15
Gain on sale of assets	(36)	—
Loss (gain) on company owned life insurance	130	(98)
Changes in operating assets and liabilities:
Trade accounts receivables	(2,494)	(855)
Inventory	2,085	(100)
Prepaid expenses and prepaid income taxes	238	301
Accounts payable and accrued liabilities	(349)	2,523
Deferred income	(1,312)	(1,069)
Other	(89)	164
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,995	7,381
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(8,212)	(4,965)
Purchase of company owned life insurance	(47)	(17)
Proceeds from sale of property and equipment	37	—
NET CASH USED IN INVESTING ACTIVITIES	(8,222)	(4,982)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of other long-term liabilities, net	(2)	—
Repayments of line of credit	—	(417)
Purchase of treasury shares	(2,928)	—
Taxes paid related to net share settlement of equity awards	(359)	(224)
NET CASH USED IN FINANCING ACTIVITIES	(3,289)	(641)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(6,516)	1,758
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	22,942	28,925
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$16,426	$30,683
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$12	$1
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$91	$—